Exhibit 99.1

TRC Companies, Inc. Contact:	Investor Contact:
Thomas W. Bennet, Jr., CFO	Sharon Merrill Associates
(978) 970-5600	(617) 542-5300
tbennet@trcsolutions.com	trr@InvestorRelations.com

TRC Acquires Environmental Business Unit from RMT, Inc.

Acquisition Strengthens TRC's Midwest Footprint and Affords Cross-selling Opportunities through Complementary Services Portfolio

LOWELL, MASS. - June 6, 2011- TRC Companies, Inc. (NYSE: TRR) today announced that it has acquired the Environmental Business Unit of RMT, Inc., a subsidiary of Alliant Energy (NYSE: LNT), for $13.3 million in an all-cash transaction. Exclusive of any acquisition-related expenses, TRC expects the acquisition to be immediately accretive.

Headquartered in Madison, Wisconsin, RMT's Environmental Business Unit specializes in consulting, development, engineering and construction through remediation and restoration; environmental, health and safety management; air pollution control; and solid waste management offerings. The Environmental Business Unit, which consists of approximately 200 consultants and 10 primary locations, has projected net service revenue for 2011 of approximately $27 million.

“The acquisition of RMT's Environmental Business Unit aligns perfectly with TRC's growth strategy,” said TRC Chairman and Chief Executive Officer Chris Vincze. “Through this transaction, we add depth and capability to our service portfolio and significantly expand our presence throughout the Midwest, while strengthening our position in Texas. Also, RMT's Environmental Business Unit provides us access to a deep and attractive roster of industrial clients, which allows substantial cross-selling opportunities.”

“For more than 30 years, RMT has been a recognized leader in environmental services. Beyond the geographic match, this acquisition represents a natural cultural fit for TRC, as RMT's approach to client service and commitment to quality closely mirrors our own. The acquisition brings to TRC a talented group of industry professionals, and we welcome them to the TRC team. We look forward to a rapid integration, which we expect to be fully completed in the first quarter of fiscal 2012.”

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Exhibit 99.1

RMT President Steve Johannsen said, “When we made the strategic decision to divest our Environmental Business Unit, we aimed to find a respected peer that would maintain our corporate heritage-strong customer relationships, a commitment to the environment and an employee-centric organization. As a result, we believe TRC is the ideal match. In an industry where expertise and reputation for quality are critical, TRC is a firm with a long and distinguished track record. We expect that this transition will be seamless and beneficial for both our customers and employees.”

About TRC
A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, consulting and construction management firm that provides integrated services to the energy, environmental and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information, visit TRC's website at www.TRCsolutions.com.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC's future expectations, contain projections of the Company's future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments, including potential payments related to TRC's ongoing IRS audit, if not resolved successfully; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC's services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in TRC's Annual Report on Form 10-K for the fiscal year ended June 30, 2010, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995